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                                   EXHIBIT 99




For more information:
Michelle Burris                              Jesse Ciccone
Corixa Corporation                           FitzGerald Communications Inc.
(206) 754-5720                               (415) 986-9500
burris@corixa.com                            jciccone@fitzcomm.com


FOR IMMEDIATE RELEASE


                 ZAMBON AND CORIXA TEAM UP TO FIGHT LUNG CANCER

                     License Rights Aimed at European Market


SEATTLE, WA, MAY 24, 1999 -- Corixa Corporation (Nasdaq: CRXA), a research-based biotechnology company, and Zambon Group spa, a research-intensive multinational pharmaceutical company, today announced they have entered into a multi-year research collaboration and license agreement covering Corixa's lung cancer antigen discovery program. The agreement provides Zambon with exclusive rights to vaccine products aimed at treating lung cancer in Europe, the countries of the former Soviet Union, Argentina, Brazil and Colombia, as well as co-exclusive rights in China. Corixa retains its exclusive rights with respect to the rest of the world. Under the terms of the agreement, Zambon receives certain rights to develop vaccine products containing Corixa's novel lung cancer antigens, including antigens formulated using Corixa's microsphere delivery system and proprietary adjuvant technologies.

TERMS OF THE AGREEMENT

Under the terms of the agreement, Corixa may receive over $21.5 million in license fees, research funding and milestone payments based upon successful clinical and commercial progress. Included in this, Zambon will purchase $2.0 million in shares of Corixa common stock at a premium to its fair market value. Further financial details have not been disclosed by either party.

"The Zambon Group, is well-known for its focus on diseases of the respiratory system," said Mark McDade, President and COO of Corixa. "Consequently, we believe a collaboration with Zambon will give Corixa the benefit of high priority development by a team whose scientists and clinicians understand one of the most important lung diseases worldwide - lung cancer. We are excited that our program will be one of the cornerstones in Zambon's growth strategy."

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McDade added, "This collaboration is also ideal for Corixa's rapid worldwide development of a vaccine aimed at this deadly cancer because we retain our ability to seek other partners for the US and Japan, two of the largest potential markets for a novel lung cancer therapeutic."

"Developing a lung cancer vaccine with Corixa is a new major step for Zambon to consolidate our project portfolio into biotech and major lung diseases," said Dr. Max Fehlmann, director of research and development and board member at Zambon Group spa.

ABOUT ZAMBON GROUP SPA

Zambon Group spa, headquartered in Milan, Italy, is a research-intensive, multinational pharmaceutical firm focused in the development and commercialization of products for the treatment of human respiratory diseases. Zambon Group spa, is a multinational company engaged in production of fine chemical, pharmaceutical and biomedical products, with sales of more than $500 million. The company operates worldwide through sixteen subsidiaries, with production in Brazil, China, Italy, Spain and Switzerland. Zambon recently entered into a worldwide agreement with Sheffield Pharmaceuticals, Inc. to develop the use of a novel metered solution inhale pulmonary delivery system for the treatment of respiratory diseases.

ABOUT CORIXA

Corixa Corporation (Nasdaq: CRXA) is a research-based biotechnology company striving to save lives and prevent diseases by understanding and directing the immune system. Corixa applies its advanced immunological expertise and proprietary technology platforms to rapidly discover and optimize vaccines and other antigen-based products. The company partners with innovative developers and marketers of pharmaceuticals and diagnostic products to make its solutions available to patients around the world. Corixa was founded in 1994 and is headquartered in Seattle, Washington, USA. For more information about the company, please visit its Website at www.corixa.com.

FORWARD-LOOKING STATEMENTS

Except for the historical information presented, the matters discussed in this press release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Such risks and uncertainties include possible delays or failure by Corixa or Zambon to develop and/or commercialize any technology covered by this agreement, possible risks related to adverse clinical results as products including any of such technology move into clinical trials, the inability of Corixa to obtain partner for such technology for the Asian and/or American markets, impact of alternative technological advances and competition, inherent risks in early stage development of such technology; the potential dilutive effect to stockholders from the equity purchase described above; and other risks detailed from time to time in the Corixa's public disclosure filings with the U.S. Securities and Exchange Commission (SEC), including the Annual Report on Form 10-K for the fiscal year ended December 31, 1998, the Company' s Registration Statement on Form S-4, as amended and filed on January 12, 1999, and the Form 8-K filed on April 23, 1999. Copies of Corixa's public disclosure filings with the SEC are available from its investor relations department.

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